Exhibit 10.2

Execution Version

MANAGEMENT SERVICES AGREEMENT

BY AND BETWEEN

MACH NATURAL RESOURCES GP LLC,

MACH NATURAL RESOURCES LP,

AND

MACH RESOURCES LLC

i

Article VI CONFIDENTIALITY		16
6.1.	Confidential Information	16
6.2.	Acquisition Information	17
6.3.	Remedies and Enforcement	17

Article VII MISCELLANEOUS		18
7.1.	Force Majeure	18
7.2.	Notices	18
7.3.	Governing Law	19
7.4.	Arbitration	19
7.5.	Waiver of Jury Trial	21
7.6.	Waiver; Rights Cumulative	21
7.7.	Entire Agreement	21
7.8.	Amendment	21
7.9.	Parties in Interest	22
7.10.	Successors and Permitted Assigns	22
7.11.	Assignment	22
7.12.	Further Assurances	22
7.13.	Severability	22
7.14.	No Recourse	22
7.15.	Interpretation	23
7.16.	Preparation of this Agreement	23
7.17.	Counterparts	23

Annex A	Definitions
Exhibit A	Services
Exhibit B	Limitation of Service Provider’s Authority
Exhibit C	Initial Budget

ii

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is executed and agreed to as of October 27, 2023 (the “Effective Date”), by and between Mach Natural Resources GP LLC, a Delaware limited liability company (the “General Partner”), Mach Natural Resources, LP, a Delaware limited partnership (“Company” and together with the General Partner, the “Company Parties” and each, a “Company Party”), and Mach Resources LLC, a Delaware limited liability company (“Service Provider”). The General Partner, the Company and Service Provider are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Company Group (hereinafter defined) requires certain services to operate the Business and to fulfill other general and administrative functions related to the Business;

WHEREAS, the Service Provider has historically provided such services to certain subsidiaries of the Company pursuant to those certain Amended and Restated Management Services Agreements, dated as of March 25, 2021 (the “Prior MSAs”);

WHEREAS, the General Partner desires to engage the Service Provider, and the Service Provider desires to be engaged, to provide or cause to be provided the services described herein relating to the management of the Business; and

WHEREAS, the Company Group and the Service Provider desire to terminate, supersede and replace each of the Prior MSAs simultaneously with the closing of the Initial Public Offering of the Company and to have the services previously provided under the Prior MSAs be provided under this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1. Definitions. As used in this Agreement, capitalized terms set forth on Annex A shall have the meanings set forth therein. Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Limited Partnership Agreement of the Company (as may be amended and/or restated from time to time), dated as of an even date herewith (the “Company LPA”).

Article II
ENGAGEMENT; SERVICES

2.1. Engagement and Services. During the Term, the Service Provider is engaged as an independent contractor and shall provide, or cause another Person to provide, the Services to the Company Group. The Service Provider is authorized to enter into (or cause the applicable member of the Company Group to enter into) and act on the Company Group’s behalf, as agent, in connection with any agreement necessary with third parties, including, without limitation, any agreements with purchasers of hydrocarbon products produced from the Properties, providers of transportation services for such production and service companies that provide drilling, completion and other similar oilfield services. Furthermore, all debts and liabilities to third parties incurred by Service Provider under this Agreement while providing the Services shall be the debts and liabilities of the Company Group, and Service Provider shall not be liable for any such obligations by reason of providing the Services on behalf of the Company Group. Nothing in this Agreement shall operate to create any special or fiduciary duty between the Parties. All personnel involved in the Services shall not be deemed, solely because of the provision of this Services or for any other reason, to be an employee of the Company Group. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that the General Partner shall have the exclusive authority to appoint an independent accounting firm to audit the financial statements of the Company Group and to appoint independent petroleum engineers to provide reports to the Company Group relating to estimates of the Company Group’s proved reserves associated with the Properties.

2.2. Limitations on Service Provider’s Authority. Except for matters that are included in an Approved Budget, without the prior written consent of the Company Group, the Service Provider shall not take any action set forth on Exhibit B. Notwithstanding anything in this Agreement to the contrary, the General Partner, acting at the direction of the Board, may at any time and in its sole discretion (after consultation with the Service Provider) amend Exhibit B hereto.

2.3. Employees.

(a) At all times during the Term, at Service Provider’s sole cost and expense, Service Provider shall retain and have available to it a professional staff and other personnel which together shall be reasonably adequate in size, experience and competency to discharge properly the duties and functions of Service Provider under this Agreement. Service Provider shall devote personnel and time and grant access to such assets and buildings of Service Provider as are necessary to provide the Services consistent with the Service Provider Standards.

(b) Service Provider shall cause the employees to devote the amount of their professional time and efforts as is reasonably necessary to provide the Services so long as such individuals are employed by or under contract with Service Provider. Service Provider may replace any employee with another employee or independent contractor of substantially equal experience and expertise as the employee being replaced, in which case the replacement employee or independent contractor shall become an employee. If any employee’s employment or contractual relationship with Service Provider terminates for any reason or any employee is no longer providing the Services as required by this Section 2.3(b), Service Provider may thereafter use commercially reasonable efforts to promptly replace such individual with another employee or independent contractor of substantially equal experience and expertise as the employee being replaced, in which case the replacement employee or independent contractor shall become a employee.

2.4. Information. It is contemplated by the Parties that, during the Term, the Company Group will be required to provide certain notices, information and data necessary or appropriate for Service Provider to perform the Services and its obligations under this Agreement. The Company Group is solely responsible for the accuracy and completeness of any and all such data that it submits or provides to Service Provider, and the Service Provider shall be permitted to rely on any information or data provided by the Company Group to the Service Provider in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that the Service Provider has actual knowledge that such information or data is inaccurate or incomplete.

2.5. Performance of Services by Affiliates and Third Parties. The Parties hereby agree that in discharging its obligations hereunder, the Service Provider may engage any of its Affiliates or any qualified Third Party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Third Party shall be treated as if the Service Provider performed such Services itself. Notwithstanding the foregoing, nothing contained herein shall relieve the Service Provider of its obligations hereunder.

2.6. Proprietary Data.

(a) All computers, cell phones, tablets, maps, reports, financial analyses, notes, e-mails, e-mail domains, communications, investment databases, or due diligence information used, purchased, licensed, prepared or held by the Service Provider or its Affiliates in furtherance of this Agreement that relate to the Business or a member of the Company Group (“Proprietary Data”) shall be owned by the Service Provider.

(b) The Company Group hereby grants to the Service Provider and its Affiliates a revocable, royalty-free, non-exclusive and non-transferable right and license (except such right and license shall be transferrable on the same basis to any Third Party performing the Services pursuant to Section 2.5 solely to the extent necessary to perform the Services) to use, during the term of this Agreement, any intellectual property provided by the Company Group to the Service Provider and its Affiliates, but only to the extent such use is necessary for the performance of the Services. The Service Provider agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

2.7. Other Business Pursuits. The Company Group acknowledges and agrees that the engagement of the Service Provider is not an exclusive arrangement and that the Service Provider and its Affiliates, members, directors, managers, officers, employees and other agents shall be free to engage in any business activity whatsoever, including those that may be in direct competition with the Company Group.

2.8. Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind or an advisory relationship between Service Provider and Company for purposes of the Investment Advisers Act of 1940.

2.9. Insurance.

(a) During the Term, Service Provider shall provide and continuously maintain the following minimum insurance coverages (the “Required Coverage”):

(i) Workmen’s Compensation Insurance at statutory limits, with a limit of not less than $1,000,000 each accident/disease.

(ii) General Liability Insurance coverage with a limit of $1,000,000 per occurrence and $2,000,000 general aggregate for bodily injury and property damage, which coverages shall include: products/complete operations ($2,000,000 products/completed operations aggregate); XCU (explosion, collapse, underground) hazards; and contractual liability. Without limitation, the commercial general liability coverage must cover all operations required in the Agreement, as well as contractual liability for the indemnity obligations assumed by the Company and Service Provider in the Agreement.

(iii) Commercial Automobile Liability Insurance at a minimum combined single limit of $1,000,000 per-occurrence for bodily injury and property damage, including owned, non-owned and hired car coverage.

(iv) Umbrella liability or following-form excess liability at minimum limits of $10,000,000 each-occurrence/$10,000,000 aggregate where applicable in any underlying coverage. Coverage must be at least as broad as the underlying commercial general liability and automobile liability.

(v) Two additional excess liability insurance policies with a minimum limit of $10,000,000 each.

(vi) The insurance coverages set forth in the Company’s then-current Approved Budget (if any).

(vii) Such other insurance coverages as may be mandated from time to time by the Company.

(b) The Required Coverage shall be obtained from an Approved Insurance Broker.

(c) Service Provider shall specifically endorse the insurance policies set forth in Section 2.9(a) as follows:

(i) The Company Group shall be named as an additional insured in the commercial general liability, auto liability, and umbrella/excess liability coverages.

(ii) All liability policies shall contain no cross-liability exclusions or insured versus insured restrictions.

(iii) The workers compensation and all liability policies shall contain a waiver of subrogation in favor of the Company Indemnified Parties.

(iv) All insurance policies shall be endorsed to require the insurer to immediately notify the Company of any material change in the insurance coverage.

(v) All insurance policies shall be endorsed to the effect that the Company will receive at least thirty (30) days’ notice prior to cancellation or non-renewal of the insurance.

(vi) All insurance policies that name the Company Group as an additional insured must be endorsed to read as primary coverage, regardless of the application of other insurance. The additional insured coverage is specifically limited to the indemnity obligations set forth in this Agreement.

(vii) The additional insured coverage in the CGL policy in favor of the Company Group must apply to the ongoing operations of Service Provider.

(viii) Required limits may be satisfied by any combination of primary and umbrella/excess liability insurances.

(ix) Insurance must be purchased from insurers that have a minimum A.M. Best Rating of A-: VII.

(x) All insurance must be written on statutory ISO or equivalent forms. Certificates of insurance shall be prepared and executed by the insurance company or its authorized agent and shall:

(1) Set forth all endorsement and insurance coverages according to requirements and instructions contained herein.

(2) Specifically set forth the cancellation or termination provisions.

(3) Include copies of all required endorsements.

Upon written request, Service Provider will furnish the Company with certified copies of all insurance policies hereunder.

(d) Company shall carry any and all insurance reasonably necessary for a prudent operator in the state where the operations are located. The types and amount of insurance required herein shall in no way limit Service Provider and Company’s respective indemnity obligations as stated in this Agreement (unless otherwise limited under applicable Law). Service Provider and the Company agree that the indemnity and insurance obligations contained in this Agreement are separate and apart from each other, such that failure to fulfill the indemnity obligations does not alter or eliminate the insurance obligations or vice versa.

2.10. Performance Standard.

(a) Service Provider shall perform the Services in good faith, in a workmanlike, reasonable and prudent manner, with at least the same degree of care, judgment and skill as implemented in its provision of services historically provided by Service Provider (or any of its Affiliates) in connection with its management and operation of the Properties, in accordance with customary business practices and standards in the oil and gas industry in comparable circumstances, with due diligence and dispatch, and in material compliance with the terms of all applicable leases and other contracts affecting the Properties and/or this Agreement, and in material compliance with all applicable Laws. The standard of performance set forth in this Section 2.10 is referred to in this Agreement as the “Service Provider Standards.”

(b) The Board shall have the right, following 48 hours’ notice (which notice must contain specific details of all actions or inaction in question to the extent actually known by Company) to Service Provider, to stop any activity of Service Provider conducted by a Third Party contractor or consultant that Company determines, based on information available to it at the time, fails to comply with, or is not in compliance with, the Service Provider Standards (unless Service Provider causes such Third Party contractor or consultant to bring such activities into compliance within such period) and the Board shall have the right, but not the obligation, to require Service Provider to terminate the services being provided by (and no longer use for the performance of any Services under this Agreement) such Third Party contractor or consultant.

(c) Service Provider shall not be in breach or default of the Service Provider Standards if and to the extent such breach or default is caused by (i) Service Provider’s failure to perform any portion of the Services as a result of or due to Company’s material non-payment under this Agreement, and/or (ii) an express direction by any of the Company Group to Service Provider to take an action or refrain from taking an action. Further, Service Provider shall not be required to provide the Services or conduct any activity or operation under this Agreement that Service Provider reasonably believes would be unsafe, endanger persons, property or the environment, or violate any Law. If Service Provider so believes that any such Services, activity or operation would be unsafe or so endanger any persons, property or the environment, then, except for in emergency situations, Service Provider shall promptly provide written notice to Company of such belief and reasonably consult with Company regarding any required efforts to mitigate any related issues, and take any actions to mitigate such issues in Service Provider’s reasonable discretion. In an emergency situation, Service Provider shall, as soon as reasonably practicable, provide notice to Company of such situation and any action or inaction of Service Provider.

2.11. Monthly Reports. Not later than fifteen (15) calendar days after the end of each calendar month during the Term, Service Provider shall deliver to the General Partner a report detailing the results of operations for such month (the “Monthly Report”) as reasonably requested by the Board after consultation with the Service Provider. The Monthly Report shall include a reasonably accurate depiction of the results of operations and financial status of the Company Group for such calendar month since the preceding calendar month, including, but not be limited to, monthly actual versus budgeted financial results for the latest month available, updated operations estimates and projections for the subsequent month (as available), production volume for such calendar month (as available), and a general business update highlighting representative actions taken in the the preceding calendar month that were necessary for the provision of the Services, but outside of the ordinary course of business).

2.12. Commingling of Assets. To the extent Service Provider shall have charge or possession of any of the Company Group’s assets in connection with the provision of the Services, the Service Provider shall separately maintain, and not commingle, the assets of the Company Group with those of the Service Provider or any other Person.

2.13. Privileged Materials. The Parties understand that in connection with the provision of the Services, Service Provider may have access to privileged materials and legal advice relating to certain Company Group proceedings (“Privileged Materials”). For clarity, the Parties agree that in no event shall any Proprietary Data or Acquisition Information constitute Privileged Materials, and the Service Provider shall have no obligations under this Section 2.13 with respect to Proprietary Data and/or Acquisition Information. Service Provider acknowledges that at all times the privilege in the Privileged Materials rests with the Company Group and that Company has agreed to share and make the Privileged Materials available to Service Provider on the basis that Service Provider and Company share a common interest in the subject matters and proceedings and on the condition that Service Provider undertakes to respect this privilege at all times hereafter and will prevent the Privileged Materials from being disclosed to any third party without having first obtained the consent of Company. Nothing in this Agreement shall require Company or any other member of the Company Group to disclose any information to Service Provider or any of its employees, agents, or representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity, or any other legal privilege or similar doctrine or contravene any applicable Law.

Article III
PAYMENTS

3.1. Service Provider Compensation.

(a) Administrative Fee. As compensation for the provision by the Service Provider of the Services to the Company Group, the Service Provider shall be entitled to receive, and the Company Group agrees to pay to the Service Provider, without duplication, $7,400,000.00 annually (the “Administrative Fee”). The Administrative Fee shall be in addition to (but without duplication of) any reimbursement for Company Costs as provided in Section 3.1(b).

(b) Company Costs. All obligations or expenses incurred by the Service Provider, or on behalf of the Company Group in carrying out the Services (including, but not limited to, such costs and expenses as are described in Schedule 3.1(b) (collectively, the “Company Costs” and together with the Administrative Fee, the “Service Expenses”)) in the performance of its duties under this Agreement will be for the account of, on behalf of, and at the expense of the Company, and the payment for all Company Costs shall be handled in accordance with Section 3.2.

3.2. Invoices.

(a) Advance Payments. At least fifteen (15) days before the beginning of the each Billing Period, Service Provider shall deliver to the Company a statement setting forth the Service Provider’s reasonable and good faith estimate of the total amount of Service Expenses for the applicable Billing Period (prorated on a per diem basis to account for any partial quarterly period), which estimate shall not exceed the sum of the Administrative Fee applicable to such Billing Period plus the amount of Company Costs set forth in the Approved Budget for such Billing Period plus a ten percent (10%) variance (an “Estimated Expense Statement”). The Company shall pay Service Provider, in advance of each month during such Billing Period in monthly installments of immediately available funds, the amount noted on such Estimated Expense Statement to the Service Provider applicable for the following month, and in the case of each monthly installment no later than five (5) days prior to the start of such month. The Service Provider will not be obligated to make any advance to, or for the account of, any member of the Company Group or to pay any sums, nor will the Service Provider be obligated to incur any liability or obligation for the account of any member of the Company Group without reasonable assurance that the necessary funds for the discharge of such liability or obligation will be provided, regardless of whether the discharge of such liability or obligation would cause the total amount of Service Expenses to exceed the amount set forth in the Estimated Expense Statement.

(b) Expense Statements. Within thirty (30) days after the end of each Billing Period, the Service Provider shall deliver a statement to the Company for the applicable Billing Period (each, an “Expense Statement”) setting forth the actual Service Expenses related to such Billing Period. The Expense Statement shall also provide reasonably detailed documentation evidencing the billed Service Expenses.

(c) Post-Billing Period True-Up. If the amount of Service Expenses listed on an Estimated Expense Statement actually paid in advance by the Company pursuant to Section 3.2(a) is greater than the amount of Service Expenses incurred or paid with respect to the same Billing Period (such excess, the “Overpayment Amount”), then, within ten (10) Business Days of the notification thereof, the Service Provider will pay or cause to be paid to the Company the Overpayment Amount. If the amount of Service Expenses listed on an Estimated Expense Statement actually paid in advance by the Company pursuant to Section 3.2(a) is less than the aggregate amount of Service Expenses incurred or paid by with respect to the same Billing Period (such deficit, the “Underpayment Amount”), then, within ten (10) Business Days of the notification thereof, the Company will pay or cause to be paid to the Service Provider such Underpayment Amount.

(d) Set Off. The Parties may mutually agree to set off any amounts owed under this Agreement against amounts otherwise due to the Parties, including in respect of credits against and additions to amounts due under future Estimated Expense Statements.

3.3. Dispute Right. If the General Partner disputes in good faith whether any amounts detailed in an Estimated Expense Statement were properly allocated to the Company Group, the General Partner may, within ten (10) Business Days after receipt of an Estimated Expense Statement from the Service Provider, provide Service Provider with a written dispute notice with respect to any charge, on the ground that the same was not properly allocated to the Company Group, and the prior payment or reimbursement of such invoiced amount shall not be deemed a waiver of the right of the General Partner to recoup any contested portion of any amount so paid. Upon receipt by Service Provider of any such notice of dispute, Service Provider and the Company shall use commercially reasonable efforts to resolve such dispute within thirty (30) days. If such dispute is not resolved within such 30-day period, then either Party may submit such dispute to be resolved in accordance with Section 7.4. The prevailing Party in any dispute arising pursuant to this Section 3.3 shall be entitled to recover reasonable attorneys’ fees and any and all reasonable out of pocket costs and expenses associated with such dispute from the other Party.

3.4. Taxes. All income taxes imposed on the Service Provider resulting from amounts paid or payable to it under this Agreement shall be borne by Service Provider The Company Group shall be responsible for all applicable sales, goods and services, value added or other similar Taxes imposed as a result of the Company Group’s receipt of Services under this Agreement, including any Taxes that the Company Group is required to withhold or deduct from payments to the Service Provider. For the avoidance of doubt, Service Provider (or the Person engaged by the Service Provider), and not Company, shall treat the providers of Services under this Agreement as employees for tax purposes.

3.5. Employees. Subject to Section 3.1(b), the Company Group shall not be obligated to pay directly to the Service Provider’s or its Affiliates’ employees any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that the Board may, at its option, compensate such employees under one or more equity-based incentive compensation plans (including through the Company LTIP) for the provision of Services hereunder.

3.6. Audit Right.

(a) Service Provider shall maintain complete and accurate books and records of its activities in connection with the performance of the Services, including any Service Expenses actually incurred or paid by Service Provider from its own funds. Service Provider shall retain all such books and records for a period of not less than two (2) calendar years following the end of the calendar year in which the Services are performed (the “Audit Period”) as a general matter or any longer period if required by Law, including any statutory IRS audit period applicable to Company Group with respect to any such books and records that would reasonably be expected to be retained to comply with such Law or facilitate such audit.

(b) Upon not less than ten (10) Business Days’ prior written notice to Service Provider during the Audit Period for any particular calendar year (but not more than once in any calendar quarter with respect to any calendar year), Company shall have the right, exercisable at its option and expense, to review, copy and audit Service Provider’s books and records (other than those items protected by attorney-client privilege and protected health information regarding personnel of Service Provider) for the calendar year to which the Audit Period applies, and the costs charged to Company in that calendar year. Company shall use its commercially reasonable efforts to conduct any such audit or examination in a manner that minimizes the inconvenience or disruption to Service Provider.

(c) If Company discovers any material discrepancies as a result of any audit performed under this Agreement, Company may prepare and distribute a written report to Service Provider setting forth in reasonable detail such discrepancies. Service Provider shall reply to the report in writing as soon as practical and in any event no later than thirty (30) days after delivery of the report. At the conclusion of an audit, Service Provider and Company shall endeavor to promptly settle any outstanding matters, including, as the case may be, through the settlement payments of any discrepancies in amounts owed and amounts received between Company and Service Provider.

(d) All adjustments resulting from an audit which are agreed to by Service Provider and Company shall be reflected promptly in Service Provider’s books and records and in the books and records of Company maintained by Service Provider. If any dispute shall arise in connection with an audit and no settlement can be reached by the Parties as provided in Section 3.6(c), within sixty (60) days after Company delivers a written report pursuant to Section 3.6(c), unless otherwise agreed by the Parties, the Parties may submit the dispute to an independent third-party regionally or nationally recognized auditing firm that is mutually agreeable to the Parties. The Parties shall cooperate with such auditing firm and each Party shall provide access to its books and records as may be reasonably necessary to permit a determination by such auditing firm. The resolution by such auditing firm shall be final and binding on the Parties.

3.7. Budgets.

(a) The Company Parties hereby delegate to the Service Provider the authority to prepare and propose any budget for the Company and to implement any Approved Budget. The Initial Budget shall be the Approved Budget of the Company until the adoption of a subsequent Approved Budget pursuant to this Section 3.7.

(b) At least 30 days prior to the commencement of any fiscal year starting with the fiscal year ended 2024, the Service Provider shall submit to the Company a proposed budget setting forth the Service Provider’s estimate of the Company Costs anticipated to be required in connection with the Services and the Company’s operations for such succeeding fiscal year (the “Proposed Budget”). If a Proposed Budget is not approved for any fiscal year, then the Approved Budget for the prior fiscal year shall be deemed to also apply for such subsequent fiscal year.

(c) The General Partner shall review any Proposed Budget and promptly take whatever action may be necessary (including calling a meeting of its board of directors) to approve, reject or make such revisions thereto as the Board may agree to be necessary and proper within twenty (20) days of the receipt of such Proposed Budget. If a Proposed Budget is approved by the Board, then such Proposed Budget shall be deemed thereafter to constitute the then-applicable “Approved Budget” for all purposes hereof.

(d) At the beginning of each Billing Period, the Service Provider shall furnish to the Company any proposed revisions to the Approved Budget based upon updates to the Company Costs anticipated by the Service Provider to be required in connection with the operation of the Business and the provision of Services. The General Partner shall review any such proposed revisions and promptly take whatever action may be necessary (including calling a meeting of the Board) to cause the Board to approve, reject or make such revisions thereto as the Company Parties may agree to be necessary and proper. If such revisions are approved, they shall be deemed thereafter to be incorporated into the then-applicable Approved Budget.

(e) Each Approved Budget shall supersede all prior Approved Budgets, and, a prior calendar year’s Approved Budget shall apply until the approval of a new Approved Budget in accordance with the terms of this Section 3.7.

Article IV
TERM; TERMINATION

4.1. Term. The term of this Agreement shall commence as of the Effective Date and remain in effect for a period of two (2) year following the Effective Date (the “Initial Term”), and will automatically continue thereafter on an annual basis from and after each anniversary of the Effective Date (each such additional one (1) year term period a “Renewal Term” and the Initial Term, together with any such Renewal Term(s), the “Term”) unless (x) either one of the Company or Service Provider provides written notice to the other Parties at least one hundred and eighty (180) days prior to the end of the then-applicable Term of the intent of such Party to not extend the then-applicable Term into the subsequent Renewal Term, in which case this Agreement shall terminate at the end of the then-applicable Term, or (y) this Agreement is terminated earlier in accordance with this Article IV or upon mutual written agreement of the Parties.

4.2. Termination by the Company Group. The Company Group may terminate this Agreement immediately upon written notice to Service Provider:

(a) Upon the occurrence of a Change of Control;

(b) if Service Provider or any employee or personnel of Service Provider has breached in any material respect any provision of this Agreement and such breach, if reasonably curable, is not cured within thirty (30) days after Service Provider’s receipt of written notice of such breach from the Company Group or such longer period of time (not to exceed ninety (90) days) as may reasonably be required to cure such breach (provided that Service Provider takes reasonable actions to attempt to cure such breach as soon as reasonably practicable and proceeds with due diligence to cure such breach); or

(c) if Service Provider has committed any act or failed to act, and such action or omission is determined by a court of competent jurisdiction or by any arbitrator in accordance with Section 7.4 to constitute gross negligence or willful misconduct in connection with the performance of the Services.

4.3. Termination by Service Provider. Service Provider may terminate this Agreement immediately upon written notice (or such longer period as set forth below) to the Company: (a)if the Company is in material breach of the payment obligations pursuant to Article III to the extent such failure does not involve a good faith dispute between the Parties and has not been cured by the Company within thirty (30) days after notice thereof by Service Provider;

(b) other than with respect to a payment breach, if the Company has breached in any material respect any provision of this Agreement and such breach, if reasonably curable, is not cured within thirty (30) days after the Company’s receipt of written notice of such breach from Service Provider or such longer period of time (not to exceed ninety (90) days) as may reasonably be required to cure such breach (provided that the Company takes reasonable actions to attempt to cure such breach as soon as reasonably practicable and proceeds with due diligence to cure such breach); or

(c) upon the occurrence of a Change of Control.

4.4. Effect of Termination.

(a) If this Agreement is terminated in accordance with this Article IV, all rights and obligations under this Agreement shall cease except for (i) the terms of this Article IV, Article V, Article VI and Article VII (other than Section 7.12) and any other obligations that expressly survive termination of this Agreement, (ii) liabilities and obligations that have accrued prior to such termination, and (iii) the obligation to pay any portion of amounts payable under Article III that have accrued prior to such termination, even if such amounts have not become due and payable at that time.

(b) Upon such termination, Service Provider shall at the Company Group’s sole cost promptly deliver to, or relinquish custody in favor of the Company Group the following that do not constitute Proprietary Data or Acquisition Information:

(i) any monies then being held by Service Provider for the account of the Company Group;

(ii) all contracts related to the operation of the Company Group or its Properties or the business of the Company Group and, in each case, to which Service Provider or any of its Affiliates is a party or by which any of them is bound or is otherwise entitled to an assignment of rights or assumption of obligations, in each case, on behalf of the Company Group, and all interests, rights, claims and benefits of Service Provider, such Affiliate or the Company Group pursuant to or associated therewith, including all rights with respect to any warranties, guarantees, indemnities and other rights against any Person thereunder;

(iii) any and all permits, licenses, orders, approvals, variances, waivers, franchise rights and other authorizations from any Governmental Authority held by Service Provider or any of its Affiliates as of the Termination Date on behalf of the Company Group, to the extent relating to the operation of the Company Group or its Properties or the business of the Company Group;

(iv) all documents, files, and books and records received from the Company Group or any third party or generated by Service Provider or its Affiliates with respect to the Properties, the business of the Company Group and/or the Services, including copies of all title files, division order files, well files, production records, equipment inventories, and production, severance and ad valorem tax records pertaining to the Properties and other information about the Properties reasonably requested by the Company Group (which are in the possession of Service Provider);

(v) all intellectual property (other than any trademarks related to the name “Mach Resources” or any derivative thereof) held by Service Provider or any of its Affiliates as of the Termination Date to the extent relating to the operation of the Company Group or its Properties or the business of the Company as conducted by Service Provider pursuant to this Agreement as of the Termination Date;

(vi) all equipment, software licenses, communication equipment, computers, computer hardware, computer software, servers, networks, network connections, Distributed Control System (DCS) equipment, Programmable Logic Controllers (PLC) and other associated equipment, including, for the avoidance of doubt, SCADA systems and the supporting equipment required to operate SCADA systems held by Service Provider or any of its Affiliates as of the Termination Date, in each case, to the extent purchased by the Company Group by virtue of the payment by the Company Group of the Services Expenses;

(vii) all equipment, trucks, automobiles, motor vehicles, trailers, other transportation equipment, machinery, fixtures, furniture, office equipment and other tangible personal property and improvements, including tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, roads, and other appurtenances, improvements and facilities and all inventories of materials, parts, raw materials, components, supplies, goods and products held by Service Provider or any of its Affiliates as of the Termination Date, in each case, to the extent purchased by the Company Group by virtue of the payment by the Company Group of the Services Expenses; and

(viii) all of the policies of insurance carried by Service Provider or any of its Affiliates as of the Termination Date by or for the benefit of the Company or its Properties or the business of the Company or otherwise with respect to the obligations of Service Provider under this Agreement.

4.5. Transition Period(a). Notwithstanding anything to the contrary in this Agreement, if requested by the Board in writing prior to the Termination Date, for a period of up to six (6) months after the Termination Date (a “Transition Period”), the Service Provider shall use commercially reasonable efforts (which, for clarity, shall not require the Service Provider to incur any liability or obligation for the account of any member of the Company Group without assurance that the necessary funds for the discharge of such liability or obligation will be provided in advance) to provide to the Company any assistance reasonably requested by the Company to facilitate the transfer of the performance of the Services to any successor “manager” designated by the Company. As payment for the performance of such assistance, Service Provider shall receive the same compensation Service Provider was receiving before the Termination Date. Notwithstanding the foregoing, the Service Provider shall have no obligation pursuant to this Section 4.5 in the event this Agreement is terminated by Service Provider pursuant to Section 4.3(a) or (b) and, in such event, the full cost of any transition services necessary to facilitate the transfer of the performance of the Services to any successor “manager” shall be borne solely by the Company.

Article V

INDEMNITIES

5.1. Service Provider Indemnity. Service Provider hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS the Company Group and the other Company Indemnified Parties from and against any and all Liabilities to the extent arising out of, or relating to the Services, this Agreement or transactions contemplated in this Agreement, solely to the extent such Liabilities are attributable to (a) the gross negligence, willful misconduct, or actual fraud (not constructive or negligent fraud) of Service Provider in the performance of Services during the Term, (b) any claims by Service Provider’s or its Affiliates’ employees or consultants relating to the terms and conditions of their employment or arrangement with Service Provider or such Affiliate and (c) the intentional and willful material breach by a Service Provider Indemnified Party of this Agreement, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES; provided, however, that notwithstanding the foregoing, Service Provider shall have no obligation to defend, indemnify, hold harmless or release any Company Indemnified Parties from any Liabilities to the extent such Liabilities arise out of or are related to the gross negligence, willful misconduct, or actual fraud (not constructive or negligent fraud) of the Company Group or any Company Indemnified Party. Notwithstanding any other provision of this Agreement, except solely to the extent such Liabilities are attributable to the willful misconduct or actual fraud (not constructive or negligent fraud) of Service Provider, Service Provider shall in no circumstances be liable to the Company Indemnified Parties pursuant to this Section 5.1 or otherwise in connection with this Agreement (including, without limitation, in connection with claims related to gross negligence of Service Provider) in excess of the Administrative Fees received by Service Provider from the Company Group pursuant to Section 3.1 during the Term, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES.

5.2. Company Indemnity. Subject to the following sentence, the Company Group, for itself and on behalf of each member of the Company Group, hereby agrees to RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS Service Provider and the other Service Provider Indemnified Parties from and against any and all Liabilities arising out of, or relating to the Services, this Agreement or transactions contemplated in this Agreement, except solely to the extent that Company is entitled to an indemnity pursuant to Section 5.1, regardless of whether such Liabilities are in favor of any Third Party or any Company Indemnified Party, Service Provider or any other Service Provider Indemnified Parties, and REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT, LEGAL RESPONSIBILITY, OR THE VIOLATION OF LAW OF OR BY THE COMPANY GROUP, ANY COMPANY INDEMNIFIED PARTIES, SERVICE PROVIDER INDEMNIFIED PARTIES OR ANY THIRD PARTIES; provided, however, that notwithstanding the foregoing, the Company Group shall have no obligation to defend, indemnify, hold harmless or release any Service Provider Indemnified Parties from any Liabilities to the extent such Liabilities arise out of or are related to the gross negligence, willful misconduct, or actual fraud (not constructive or negligent fraud) of Service Provider or any Service Provider Indemnified Party. Notwithstanding the foregoing sentence, the Company Group shall have no obligation to defend, indemnify, hold harmless or release any Service Provider Indemnified Party from any Liabilities to the extent (and only to the extent) that Service Provider is obligated to indemnify the Company Group for the same pursuant to Section 5.1 (and with regard to those Liabilities for which Service Provider is obligated to indemnify the Company Group and the other Company Indemnified Parties only up to the aggregate cap or limit described in Section 5.1, then this limitation on the Company Group’s obligation to defend, indemnify, hold harmless or release shall only apply with regard to such Liabilities up to the such cap or limit but shall not apply with regard to such Liabilities in excess of such cap or limit).

5.3. Negligence; Strict Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 AND SECTION 5.2, THE DEFENSE AND INDEMNITY OBLIGATION IN SECTION 5.1 AND SECTION 5.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT. BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE ‘EXPRESS NEGLIGENCE RULE’ TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

5.4. Exclusion of Damages; Disclaimers.

(a) NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 5.4(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 5.1 OR SECTION 5.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 5.1 OR SECTION 5.2.

(b) OTHER THAN AS SET FORTH IN SECTION 2.10, THE SERVICE PROVIDER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER OR THE COMPANY GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER THE SERVICE PROVIDER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.

5.5. Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that Section 5.1 contains the exclusive remedies against the Service Provider and its Affiliates with respect to this Agreement and the Services provided hereunder. Effective as of the Effective Date, the Company Parties, each on its own behalf and on behalf of any other member of the Company Group, hereby forever releases, remises and forever discharges the Service Provider Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which the Company Parties or any other member of the Company Group have or might now or subsequently have, based on, relating to or arising out of this Agreement, the Prior MSAs or the transactions and Services contemplated hereby or thereby, or the ownership, use or operation of any of the Company Assets prior to, on or after the Effective Date or the condition, quality, status or nature of any of the Company Assets prior to, on or after the Effective Date, including breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by a Company Party or any other member of the Company Group.

Article VI
CONFIDENTIALITY

6.1. Confidential Information.

(a) Non-disclosure. The Service Provider shall maintain the confidentiality of all Confidential Information; provided, however, that the Service Provider may disclose such Confidential Information (i) to its Affiliates to the extent deemed by the Service Provider to be reasonably necessary or desirable to enable it to perform the Services; (ii) to the extent necessary for the Service Provider to provide Services; (iii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between the Service Provider and the Company Group arising hereunder; (iv) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement existing on the date hereof to which the Service Provider is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, the Service Provider shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (v) to the Service Provider’s existing or potential lenders, investors, joint interest owners or purchasers with whom the Service Provider may enter into contractual relationships, to the extent deemed by the Service Provider to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that the Company shall require such Third Parties to agree to maintain the confidentiality of the Confidential Information so disclosed in accordance with generally accepted industry practices; (vi) if authorized by the General Partner; and (vii) to the extent such Confidential Information becomes publicly available other than through a breach by the Service Provider of its obligation arising under this Section 6.1(a). the Service Provider acknowledges and agrees that (i) the Confidential Information is being furnished to the Service Provider for the sole and exclusive purpose of enabling it to perform the Services and (ii) the Confidential Information may not be used by it for any other purpose.

(b) Business Conduct. Nothing in this Article VI shall prohibit the Company, the Service Provider or any of their respective affiliates from conducting business in the areas where the Company Assets are located.

(c) Remedies and Enforcement. The Service Provider acknowledges and agrees that a breach by it of its obligations under this Article VI would cause irreparable harm to the General Partner and that monetary damages would not be adequate to compensate the General Partner. Accordingly, the Service Provider agrees that the General Partner shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by the Service Provider, without the necessity of posting bond or other security. The General Partner’s right to equitable relief shall be in addition to other rights and remedies available to the General Partner, for monetary damages or otherwise.

6.2. Acquisition Information.

(a) Non-disclosure. Except as provided in Section 6.2(b), the General Partner shall maintain the confidentiality of all Acquisition Information. The General Partner acknowledges and agrees that (i) the Acquisition Information is being furnished to the General Partner for the sole and exclusive purpose of enabling it to make Acquisitions and (ii) the Acquisition Information may not be used by it for any other purpose.

(b) Exceptions. The General Partner may disclose Acquisition Information (i) to third-party advisors of the General Partner to the extent deemed by the General Partner to be reasonably necessary or desirable to enable it to evaluate or consummate an Acquisition; (ii) in any judicial or alternative dispute resolution Proceeding to resolve disputes between the General Partner or the Company Group and the Service Provider arising hereunder; (iii) to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement to which the General Partner is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution Proceeding, the General Partner shall, if requested by the Service Provider, seek a protective order or other relief to prevent or reduce the scope of such disclosure; (iv) to the General Partner’s and the Company Group’s existing or potential lenders, investors, joint interest owners or purchasers with whom the General Partner or Company Group may enter into contractual relationships, to the extent deemed by the General Partner to be reasonably necessary or desirable to enable it to evaluate or cause the consummation of the related Acquisition; provided, however, that the General Partner shall require such Person to agree to maintain the confidentiality of the Acquisition Information so disclosed in accordance with generally accepted industry practices; (v) if authorized by the Service Provider; and (vi) to the extent such Acquisition Information becomes publicly available other than through a breach by the General Partner of its obligation arising under Section 6.2(a).

6.3. Remedies and Enforcement. The Parties each acknowledge and agree that a breach by it of its obligations under this Article VI would cause irreparable harm to the other Parties hereto and that monetary damages would not be adequate to compensate the other Parties hereto. Accordingly, each Party agrees that the other Parties shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by such Party, without the necessity of posting bond or other security. Each Party’s right to equitable relief shall be in addition to other rights and remedies available to such Party, for monetary damages or otherwise.

Article VII
MISCELLANEOUS

7.1. Force Majeure. The Service Provider shall not be liable for any expense, loss or damage whatsoever arising out of any interruption of Services or delay or failure to perform under this Agreement that is due to a Force Majeure Event. In any such event, the Service Provider’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. The Service Provider will promptly notify the Company Group, either orally or in writing, upon learning of the occurrence of such Force Majeure Event. Upon the cessation of the Force Majeure Event, the Service Provider will use commercially reasonable efforts to resume its performance with the least practicable delay.

7.2. Notices. All notices, requests, demands and communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, or sent by overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail transmission (provided that the acknowledgment of the receipt of such electronic mail is requested or received, excluding automatic receipts, with the receiving Person affirmatively obligated to promptly acknowledge receipt) addressed to Service Provider or Company, as appropriate, at the address for such Person shown below or at such other address as Service Provider or Company shall have theretofore designated by written notice delivered to the other Parties:

If to Service Provider:

Mach Resources LLC
14201 Wireless Way, Suite 300
Oklahoma City, OK 73134

Attention: Michael E. Reel
Email: mreel@machresources.com

With a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP
845 Texas Avenue, Suite 4700
Houston, TX 77002
Attention: Michael S. Telle, David Latham
Email: mtelle@velaw.com, dlatham@velaw.com

If to Company:

Mach Natural Resources, LP
14201 Wireless Way, Suite 300
Oklahoma City, OK 73134
Attention: Tom L. Ward, Chief Executive Officer
Email: tward@machresources.com

With a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: Cyril V. Jones, P.C., Josh Teahen
Email: cyril.jones@kirkland.com, josh.teahen@kirkland.com

Any notice given in accordance with this Agreement shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Service Provider or Company may change the address to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 7.2.

7.3. Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

7.4. Arbitration. Any controversy or claim arising out of or with respect to the interpretation of, or relating to any alleged breach this Agreement (a “Dispute”) shall be decided by mandatory, final and binding arbitration in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, as supplemented hereby.

(a) Venue. The Parties bind themselves to arbitrate any Dispute in Houston, Texas.

(b) Independent Nature of Arbitrator. The arbitrator shall be independent and impartial.

(c) Arbitration Proceeding.

(i) If any Party desires to arbitrate any Dispute, that Party shall notify the other Party of the Dispute desired to be arbitrated, including a brief statement of the matter in controversy. If the Parties are not able to resolve the Dispute within fifteen (15) days after the Party notifies the other Party of its desire to arbitrate, then, within fifteen (15) days immediately after the expiration of the aforesaid 15-day period, the Parties shall attempt to agree upon an independent arbitrator. Unless all Parties can agree in writing on a single arbitrator within fifteen (15) days, then, within fifteen (15) days thereafter, each Party shall notify the other in writing of the name of the independent arbitrator chosen by it. If either Party fails to timely give the other notice of such appointment, then the Party who timely gave such notice shall be entitled to require that its arbitrator act as the sole arbitrator hereunder. If an arbitrator is timely appointed by each of the Parties, the two named arbitrators shall select the independent arbitrator within fifteen (15) days after they have both been appointed, and they shall promptly notify the Parties thereof. Each Party shall promptly notify the other Party and the Party-selected arbitrators in writing if the independent arbitrator has any relationship to or affiliation with such Party (a “Notice of Relationship”), in which event another arbitrator shall be selected within fifteen (15) days after receipt of such Notice of Relationship by the Party-selected arbitrators. If the two initially appointed arbitrators cannot agree on the independent arbitrator, then any Party may request that JAMS select the independent arbitrator.

(ii) Arbitration demanded hereunder by any Party shall be final and binding on the Parties and may not be appealed. The independent arbitrator shall issue a reasoned award in writing. The decision, arbitration order and relief shall be deemed the decision of the independent arbitrator for all purposes hereof.

(iii) The Parties agree that the independent arbitrator may render and the Parties shall abide by any interim ruling that the independent arbitrator deems necessary or prudent regarding discovery, summary proceedings, or other pre-arbitration matters.

(iv) The Parties hereby submit to the in personam jurisdiction of the state and federal courts located in Houston, Texas, and agree that any such court may enter all such orders as may be necessary or appropriate to enforce the provisions hereof and/or to confirm any pre-arbitration ruling or decision or any award rendered by the independent arbitrator. Any court of law of Texas or the United States of America shall enforce the decision of the independent arbitrator in its entirety and only in its entirety; provided, however, that if a court for any reason refuses to enforce any equitable remedies ordered by the independent arbitrator, such refusal shall not affect any damage or attorney fee award made by the independent arbitrator.

(v) Any costs or other expenses, including reasonable attorneys’ fees and costs incurred by the successful Party, arising out of or occurring because of the arbitration proceedings may be assessed against either Party as equitably determined by the independent arbitrator and shall be included as part of any order or decision rendered by the independent arbitrator. The independent arbitrator may also order any Party who is ordered to pay any other Party’s attorneys’ fees and costs to pay interest on such award at a rate not to exceed 8.0% per annum from the date of the award until paid. As an initial matter (and until ordered differently by the independent arbitrator in connection with an award), the Parties shall each pay the fees, costs and expenses charged by the arbitrator chosen by it, and, in advance, one-half of the fees, costs and expenses charged by the independent arbitrator.

(vi) Third Parties dealing with any Party shall be entitled to fully rely on any written arbitration order or decision with regard to the matters addressed therein, whether or not such arbitration order or decision has been confirmed or adopted by a court, or incorporated in any order of any court.

7.5. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY A PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIM, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 7.5 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCE ABILITY OF THIS AGREEMENT, OR ANY PROVISION OF THIS AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL CONSIDERATION FOR THE OTHER PARTY EXECUTING THIS AGREEMENT.

7.6. Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of a Party or its respective officers, employees, agents or representatives or any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by a Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

7.7. Entire Agreement. This Agreement (including the annexes and exhibits attached hereto) constitutes the complete and exclusive statement of agreement between, and supersedes all prior written and oral agreements or statements by and between, the Parties with respect to the subject matter of this Agreement. No Party has relied upon any warranties or representations of another Party, except as specifically set forth in this Agreement.

7.8. Amendment. This Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement and executed by all of the Parties; provided, however, that the Company may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, (i) would have a material adverse effect on the holders of Common Units or (ii) would materially limit or impair the rights or reduce the obligations of the Parties under this Agreement.

7.9. Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Company and Service Provider and their respective successors and permitted assigns, or the Company Indemnified Parties and Service Provider Indemnified Parties (but only to the extent set out in Section 5.1 and Section 5.2, respectively), any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any Company Indemnified Party or Service Provider Indemnified Party (but shall not be obligated to do so).

7.10. Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

7.11. Assignment.

(a) Without the prior consent of the Service Provider, neither the General Partner or the Company may sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person.

(b) Without the prior consent of the General Partner, the Service Provider may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person that is not an Affiliate of Service Provider, other than the delegation of performance of Services to a qualified Third Party as permitted by this Agreement.

7.12. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed in this Agreement.

7.13. Severability. If any term or provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.14. No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any stockholder, member, partner, owner, director, manager, officer, employee, agent or representative of Service Provider or of the General Partner or the Company.

7.15. Interpretation. All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language of this Agreement. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section”, and “this subsection”, and words of similar import, refer only to the Article, Section or subsection of this Agreement in which such words occur. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined in this Agreement will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined in this Agreement) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

7.16. Preparation of this Agreement. The Parties have read this Agreement and have voluntarily executed this Agreement. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision of this Agreement or who supplied the form of Agreement.

7.17. Counterparts. This Agreement may be executed by each Party in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, and all of such counterparts shall constitute for all purposes one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic imaging means (including by .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

SERVICE PROVIDER:

MACH RESOURCES LLC

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chief Executive Officer

GENERAL PARTNER

MACH NATURAL RESOURCES GP LLC

By:	/s/ William W. McMullen
Name:	William W. McMullen
Title:	Authorized Person

COMPANY:

MACH NATURAL RESOURCES LP

By: Mach Natural Resources GP LLC, its general partner

By:	/s/ William W. McMullen
Name:	William W. McMullen
Title:	Authorized Person

Signature Page to Management Services Agreement

Annex A

Definitions

“Acquisition” means any acquisition or divestiture or series of acquisitions or divestitures by the Company Group of (i) of the interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise); or (ii) any oil or natural gas properties or interests, including any related assets; in each case acquired after the date of this Agreement.

“Acquisition Information” means any and all information provided by or on behalf of the Service Provider to the General Partner in the performance of the Services relating to potential Acquisitions.

“Administrative Fee” has the meaning set forth in Section 3.1(a).

“Affiliate” has the meaning given such term in the Company LPA in effect as the Effective Date.

“Agreement” has the meaning given such term in the above preamble.

“Approved Budget” has the meaning set forth in Section 3.7(c).

“Approved Insurance Broker” means, initially, Willis Towers Watson, and thereafter, any insurance broker selected by the Service Provider and approved by the Board.

“Audit Period” has the meaning set forth in Section 3.6.

“Billing Period” means a fiscal quarter of the Company.

“Board” means the Board of Directors of the General Partner.

“Business” means the business of the Company Group.

“Business Day” means a day other than a Saturday, Sunday or other day that is a legal holiday created by federal law or the laws of the State of Texas or State of Oklahoma.

“Change of Control” means the occurrence of any of the following: (a) the sale of all or substantially all of the assets of the Company; (b) the complete liquidation or dissolution of the Company; or (c) any transaction, including a sale or transfer of interests or a merger or consolidation of the Company into another Person, following which the equityholders of the Company as of the Effective Date or one of their respective Affiliates do not own more than 50% of the securities that directly or indirectly confer the right to vote in the election of the board of directors or other governing body (whether represented by units or stock or other interests or by the right to appoint the members of the Board or similar governing body) of the surviving company after such transaction.

Annex A-1

“Claims” means all claims, suits, injunctions, judgments, demands, orders, and causes of action of every kind and character (together with reasonable attorneys’ fees and costs of defense) which are or may be asserted by any Person under any contractual, statutory, or common law claim or theory and arising out of or in connection with the ownership or operation of the Properties.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time.

“Common Unit” has the meaning given such term in the Company LPA.

“Company” has the meaning given such term in the above preamble.

“Company Assets” means the oil and natural gas properties, or related equipment or assets, or portions thereof, owned or leased by any member of the Company Group as of the Effective Date.

“Company Costs” has the meaning set forth in Section 3.1(b).

“Company Group” means the Company, the General Partner and its or their respective Subsidiaries.

“Company Indemnified Parties” means Company and its Affiliates and its and their contractors and subcontractors (other than Service Provider), and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Company LPA” has the meaning set forth in Section 1.1; unless otherwise indicated, references to the Company LPA within this Agreement shall refer to the Company LPA entered into on the Effective Date.

“Company LTIP” means that certain Long-Term Incentive Plan of the Company adopted on or before the Effective Date by the General Partner.

“Company Parties” has the meaning given such term in the above preamble.

“Confidential Information” means all non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, information (i) furnished to the Service Provider or its representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Service Provider or its representatives containing or based in whole or in part on any such furnished information.

“Conflicts Committee” has the meaning given such term in the Company LPA.

“Dispute” has the meaning set forth in Section 7.4.

“Estimated Expense Statement” has the meaning set forth in Section 3.2(a).

“Effective Date” has the meaning given such term in the above preamble.

Annex A-2

“Expense Statement” has the meaning set forth in Section 3.2(b).

“Facilities” means all facilities, pipelines, machinery, measurement equipment, heaters, treaters, meters, boilers, fixtures, structures, motors, rods, tanks, tank batteries, pipes, compressors, and other equipment, accessions and improvements in respect of the insofar as the same relates to the Company Assets.

“Force Majeure Event” means any event and/or causes not reasonably within the control of the Party claiming the force majeure, including, without limitation: a failure of performance by any Third Party, act of God, act of the public enemy, war, blockage, public riot, act of terrorism, act of nature, explosion, politically motivated or otherwise widespread strikes, suspensions, interruptions, work slow-downs or labor disruptions, governmental action (including changes in Laws or policies with the effect of Law or, in each case, the enforcement thereof), governmental delay or restraint (including with respect to the issuance of permits) and epidemics or pandemics (and the government response to such epidemics or pandemics).

“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning given such term in the above preamble.

“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.

“Indemnified Party” has the meaning set forth in Section 5.2.

“Initial Budget” means the budget set forth on Exhibit C.

“Initial Term” has the meaning set forth in Section 4.1.

“Laws” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liabilities” means any and all (a) claims, including those for property damage, pollution (including response costs, remediation costs, environmental damage and damages to natural resources), bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment, and (b) damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) and amounts, of any kind or character, (in each case) whether arising in connection with judicial proceedings, administrative proceedings or otherwise.

“Monthly Report” has the meaning set forth in Section 2.11.

“Notice of Relationship” has the meaning set forth in Section 7.4(c).

Annex A-3

“Overpayment Amount” has the meaning set forth in Section 3.2(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Prior MSAs” has the meaning given such terms in the above recitals.

“Privileged Materials” has the meaning set forth in Section 2.13.

“Proceeding” means all proceedings, actions, Claims, suits and notices of investigations by or before any arbitrator or Governmental Authority.

“Properties” means the oil and natural gas properties now owned or hereafter acquired by the Company Group, including oil and gas leases, subleases, non-participating royalty interests, non-participating mineral interests, carried interests, options, mineral interests, royalty interests, overriding royalty interests, and all other oil and gas interests of any kind or character derived therefrom, including all related Facilities such as pipelines, flow lines, gathering lines, gathering systems, compressors, dehydration units, separators, meters, injection facilities, salt water disposal wells and facilities, plants, wells, downhole and surface equipment, casing, tubing, fixtures, improvements, easements, rights-of-way, surface leases, licenses, permits and other surface rights, and other real or personal property appurtenant thereto or used in conjunction therewith, including the Company Assets.

“Proposed Budget” has the meaning set forth in Section 3.7(b).

“Renewal Term” has the meaning set forth in Section 4.1.

“Required Coverage” has the meaning set forth in Section 2.9.

“Services” means the services necessary or appropriate to manage the Business that are provided (or to be provided) by or on behalf of the Service Provider to the General Partner for the benefit of the Company Group pursuant to this Agreement, including, without limitation, those services set forth in Exhibit A to this Agreement, and for clarity, the Parties intend for the scope of Services to include any and all rights and powers granted to the General Partner or its Affiliates, such that the engagement for Services under this Agreement constitutes a full delegation and discharge by the General Partner (pursuant to Section 7.1(a)(xvi) of the Company LPA) of its duties as General Partner of the Company relating to the operational management and control of the Business. Notwithstanding the foregoing, the Board may at any time and in its sole discretion (after consultation with the Service Provider) amend Exhibit A hereto.

“Service Provider” has the meaning given such term in the above preamble.

“Service Provider Indemnified Parties” means Service Provider and its Affiliates and its and their contractors and subcontractors, and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Service Provider Standards” has the meaning set forth in Section 2.10(a).

Annex A-4

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person (without regard to the occurrence of any contingency).

“Termination Date” means the last day of the Term.

“Third Party” means a Person other than Service Provider and its Affiliates and any Person in the Company Group.

“Underpayment Amount” has the meaning set forth in Section 3.2(c).

Annex A-5

Schedule 3.1(b)

Company Costs

Internal or Third Party costs and expenses for the benefit of the Company Group as well as costs and expenses associated with the following (without duplication):

1.	Office rental expenses.

2.	Public company costs and expenses, including those incurred or paid in the process of or as a result of the Company becoming a publicly traded entity, including expenses associated with (i) compensation for new directors of the General Partner, (ii) incremental director and officer liability insurance, (iii) listing on the New York Stock Exchange, (iv) investor relations, (v) legal, (vi) tax compliance and (vii) accounting.

3.	Financial accounting services, including:

a.	Monthly product reconciliation;

b.	Financial reporting and general accounting customarily performed by personnel of Service Provider;

c.	Fixed asset, property accounting and project tracking;

d.	Accountings payable;

e.	Revenue accounting, accounts receivable and billing;

f.	Property and ad valorem taxes services customarily performed by personnel of Service Provider;

g.	Preparation of any reports, information or documents contemplated under this Agreement; and

h.	Budgeting services.

4.	Corporate overhead and administrative costs, including those associated with the following functions performed by personnel of Service Provider:

a.	Commercial business administration including travel and business development services;

b.	Routine legal services provided by internal counsel of any member of the Service Provider, if any;

c.	Routine human resource services;

d.	Routine corporation management (other than third-party costs associated therewith); and

e.	Routine environmental, health and safety services.

5.	Service Provider employee expenses, including compensation, salaries, wages, bonuses, benefits, employer payroll taxes (including social security taxes and unemployment taxes), workers’ compensation insurance, retirement and insurance benefits, severance, expenses or obligations arising out of or relating to the Company LTIP, training and other similar expenses.

6.	Fees, costs and expenses relating to regulatory filings.

Sch-1

7.	Administering, monitoring and managing the Company Assets, including financing, legal, accounting, tax, research, appraisal, valuation, advisory, consulting fees and expenses, and other related administrative fees and expenses.

8.	Cost of the preparation of the annual audit, quarterly and annual reports, financial statements, tax returns, K-1s or similar schedules and tax reports required for members or the Company Group, cash management and consulting fees and expenses, and routine legal and accounting fees and expenses, and including costs and expenses relating to filings with the Securities and Exchange Commission or other regulatory bodies.

9.	Principal, interest on and costs, fees and expenses arising out of or incurred in connection with all borrowings made by the Company Group (including any credit facility), including the costs and expenses incurred in connection with the arranging thereof.

10.	Fees, costs and expenses of or arising from any litigation (including the amount of any judgment or settlement in connection therewith), including all amounts required to be paid in connection with the Company Group’s indemnification obligations or extraordinary expenses or liability relating to the affairs of the Company Group.

11.	Taxes, fees or other governmental charges levied against the Company Group and all costs and expenses incurred in connection with any tax audit, investigation, settlement or review of the Company Group.

12.	Fees and disbursements of attorneys, accountants, fund administrators, service providers, third-party appraisers, valuation experts and any other professionals incurred on behalf of the Company Group.

13.	Any insurance premiums or expenses incurred by the Company Group in connection with the activities of the Company Group, including errors and omissions, fidelity, general partner liability, fiduciary, directors’ and officers’ liability and similar coverage for the Service Provider, the Service Provider’s affiliates and related entities and any other person acting on behalf of the Company Group or entities related to the Company Group with respect to the activities of the Company Group.

14.	Obligations under agreements relating to the acquisition or disposition of the Company Assets including indemnification obligations and purchase price adjustment obligations.

15.	The preparation of any reports, documents or other information to be delivered by Service Provider or any of its Affiliates in connection with the organizational documents of any member of the Company Group.

16.	All other out-of-pocket expenses to Third Parties which are reasonably incurred in connection with the administration of the Company Group by Service Provider.

Sch-2

Exhibit A

Services

The following services to be provided by Service Provider or its designee:

(a)	Accounting;

(b)	Acquisition and Disposition Services;

(c)	Administrative;

(d)	Audit;

(e)	Benefits, Compensation and Human Resources Administration;

(f)	Billing and Invoices;

(g)	Bonds (performance, appeal, environmental and surety);

(h)	Books and Record Keeping;

(i)	Budget;

(j)	Business Development;

(k)	Cash Management;

(l)	Company LTIP Administration (with any grants thereunder being subject to Board approval);

(m)	Consulting;

(n)	Contract Administration;

(o)	Corporate Finance;

(p)	Corporate Governance and Compliance Support;

(q)	Credit and Debt Administration;

(r)	Database Mapping, Reporting And Maintenance;

(s)	Division Orders;

(t)	Drilling;

(u)	Employee Health and Safety;

(v)	Engineering;

Exhibit A-1

(w)	Environmental;

(x)	Financial, Planning and Analysis;

(y)	Geological and Geophysical;

(z)	GIS Mapping;

(aa)	Government and Public Relations;

(bb)	Hedging and Derivatives;

(cc)	Information Technology;

(dd)	Insurance;

(ee)	Investor Relations;

(ff)	Land and Land Administration;

(gg)	Legal;

(hh)	Management;

(ii)	Marketing;

(jj)	Midstream Services;

(kk)	Office Leasing;

(ll)	Operations;

(mm)	Payroll;

(nn)	Production;

(oo)	Property Management;

(pp)	Purchasing and Materials Management;

(qq)	Regulatory Management;

(rr)	Reservoir Engineering;

(ss)	Risk Management;

(tt)	SEC Reporting and Compliance;

(uu)	Service Contracts;

Exhibit A-2

(vv)	Security;

(ww)	Tax;

(xx)	Technical;

(yy)	Travel; and

(zz)	Treasury.

Exhibit A-3

Exhibit B

Limitations on Service Provider’s Authority

Except as authorized by an Approved Budget or otherwise authorized by this Agreement, Service Provider shall not do, perform or authorize any of the following or otherwise in the performance of the Services without the prior written consent of the General Partner:

1.	Incur any liabilities or borrow money or incur any indebtedness in the name or on behalf of the Company Group other than draws on credit facilities of the Company Group on behalf of the Company Group to facilitate the performance of the Services as permitted under this Agreement.

2.	Perform any of the below actions that exceed (a) $10,000,000 on an individual basis or in a series of related transactions per transaction noted below or (b) $25,000,000 per fiscal quarter in the aggregate per type of transaction noted below (the “Restricted Limit Amount”):

o	Sell, assign, or relinquish, the Company Group’s title in, to, or under, or that may be derived from, the Properties except for sales or assignments pursuant to non-consent elections or other sales, assignments, or relinquishments that exceed the Restricted Limit Amount.

o	Enter into contracts with third parties that exceed the Restricted Limit Amount.

o	Settle litigation and demand matters that exceed the Restricted Limit Amount.

o	File and settle Property insurance claims that exceed the Restricted Limit Amount.

3.	Cause the Company Group to make loans to any other Person.

4.	Commit oil and gas attributable to the Properties to a sales contract with a term longer than two (2) years.

5.	File for bankruptcy on behalf of the Company Group.

6.	Sell all or substantially all of the Properties of the Company Group.

7.	Dissolve the Company Group.

8.	Cause the Company to make distributions.

9.	Cause the Company Group to or otherwise to engage on behalf of the Company Group in any activity not directly related to the ownership, operation or management of the Properties and the sale and exploitation of oil and gas from the Properties therein and therefrom.

10.	Cause members of the Company Group to enter into agreements with Service Provider or any Affiliates of Service Provider, other than this Agreement and any subsequent amendments to this Agreement in accordance with its terms.

Exhibit B-1

Exhibit C

Initial Budget

[See attached.]

Exhibit C-1